UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2018

SPHERE 3D CORP.
(Exact name of registrant as specified in its charter)

Ontario, Canada	001-36532	98-1220792
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

240 Matheson Blvd. East,
Mississauga, Ontario	L4Z 1X1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 571-5555

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.01      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

            On May 29, 2018, the Company received a letter from the Nasdaq Listing Qualifications department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it was not in compliance with the requirement of Nasdaq Marketplace Rule 5550(a)(2) for continued inclusion on The Nasdaq Capital Market as a result of the closing bid price for the Company’s common stock being below $1.00 for 30 consecutive business days. This notification has no effect on the listing of the Company’s common shares at this time.

            The Nasdaq Marketplace Rules provide the Company with 180 calendar days, or until November 26, 2018, to regain compliance, which will require a closing bid price for the Company’s common stock above $1.00 for a minimum of 10 consecutive business days. If the Company does not comply with Marketplace Rule 5550(a)(2) by November 26, 2018, the Company may be eligible for additional time to demonstrate compliance with the bid price requirement. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. If the Company meets these requirements, the Company will be granted an additional 180 days or until May 27, 2019 to become compliant. If the Company does not qualify for the second compliance period or fails to regain compliance during the second 180-day period, then Nasdaq will notify the Company of its determination to delist the Company’s common shares, at which point the Company would have an opportunity to appeal the delisting determination to a Hearings Panel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 4, 2018

SPHERE 3D CORP.

By:	/s/ Kurt L. Kalbfleisch
Kurt L. Kalbfleisch
Chief Financial Officer